EXHIBIT 99.1

February 18, 2009

President’s Letter to Shareholders

Dear Shareholder:

As many of you know, the Company has said very little about its operations over the past 12 months since the mailing of my last update to you. This lapse in reporting was due to our belief that it is better to report on what we actually accomplished rather than what we only hoped to accomplish.

As some of you may know, transitioning a development-stage company to a company actively engaged in sales and revenue generation involves many challenges. I am pleased to share with you today that since my last update to you, we have achieved many successes, including the launch of our FORTIS™ whole-house electric tankless, as well as the successful commercialization and pending production of the Heatwave™ and Paradigm™ product lines both utilizing our revolutionary patented Paradigm™ technology – a technology platform that may literally change the way we all heat water! Recently, we attended the International Builder’s Show in Las Vegas, NV where we featured our FORTIS™ product line and also introduced our point-of-use water heaters to rave reviews. With FORTIS™ in full commercial production in Tempe, AZ, and our point-of-use product lines commencing production and sales in the 2nd quarter of 2009, we believe that SKYE has turned the corner, and we will now work to grow the company and attain profitable operations – even in this challenging economy.

We believe that not only has the time come for our products, but that the demand for tankless water heaters is growing rapidly also. Around the world tankless water heaters are the primary method of heating water except in the United States and Canada, where water and energy have historically been cheap and abundant. However, with a renewed focus on energy and water conservation, many consumers are now switching to tankless water heaters that use up to 40% less energy than storage tank systems in an effort to both save money and the environment. As a result the market for tankless continues to grow at a staggering rate in the US in excess of 50% per year even despite recent economic difficulties. How big is the market opportunity? Over 9.8 million water heaters are replaced in homes across the United States every year and millions more were installed in new U.S. construction.

We recently began selling our products, exclusively through the wholesale channel to plumbing and home supply warehouses. Our current customer list includes, among others, names like Ferguson, Moore Supply (a member of the Hajoca group) and Winnelson, putting our product directly in the hands of the professionals who understand and appreciate these remarkable technological advancements best.

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Corporately there have been several advancements as well. The Derivative lawsuit against us was recently dismissed and for the first time in many years we do not face a mountain of litigation. We recently welcomed Mr. Steven G. Mihaylo as our new Chairman, and we believe his history of business success will provide the guidance and leadership we need to grow our business. We were successful over 2008 in raising the capital required to achieve our many successes and this year we will seek to raise additional working capital to fund our growth and expanded product line. Additionally, we have recently made the decision to seek a listing of our common shares on another exchange. This goal is not without difficulty and we will have to make significant advances to make this move possible.

We appreciate the patience that you, our shareholders, have had with us over this past year. We realize that many of you have been frustrated by the lack of news from us, but we now renew our commitment to better communication in the future. With much of the development work now completed, we believe the time is right to communicate our story to the investment community. We recognize that investors are looking for companies that offer growth and profitability, and we believe we are now on this path. We look forward to sharing our successes with you in the coming months.

Sincerely,

SKYE INTERNATIONAL INC.

/s/  Perry D. Logan
Perry D. Logan President

Attachments

The attached President’s Letter to Shareholders is neither an offer to sell, nor a solicitation of offers to purchase securities. This Shareholder Letter contains forward‐looking statements within the meaning of the federal securities laws, including statements concerning product development activities and sales and licensing activities. Such forward‐looking statements are not guarantees of future performance, are sometimes identified by words of condition such as should, may, expects or intends, and are subject to a number of risks and uncertainties, known and unknown, that could cause actual results to differ materially from those intended or anticipated. Such risks include, without limitation: the possibility that the market will not respond positively to the Company’s products, that early interest in the Company or its products will fail to result in commercially viable products, challenges arising from competition, problems encountered in commercializing technologies, such as the Company’s Paradigm technology, the potential of undetected infringing technology or non‐infringing competitive technologies, difficulties experienced in product development, roadblocks experienced in sales and marketing activities, longer than expected sales processes, difficulties in recruiting knowledgeable and experienced personnel, possible problems in ramping up product production, potential problems in protecting the Company's intellectual property, and problems securing the necessary financing to continue business operations. Further information concerning these and other risks are included in the Company's filings with the Securities and Exchange Commission, including the Company's most recent Quarterly Report on Form 10‐Q for the fiscal quarter ended September 30, 2008. The Company undertakes no obligation to update or revise such forward‐looking statements to reflect events or circumstances occurring after the date of this Shareholder Letter.

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